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Exhibit 2.7

TENDER AND VOTING AGREEMENT

        This TENDER AND VOTING AGREEMENT (this "Agreement"), is dated as of February 6, 2011, by and among Universal Hospital Services, Inc., a Delaware corporation ("Parent"), Sunrise Merger Sub, Inc., a Nevada corporation and a wholly owned subsidiary of Parent ("Merger Sub"), and K. Dean Reade, Jr. (the "Stockholder") in his capacity as a stockholder of Emergent Group Inc., a Nevada corporation (the "Company"). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Merger Agreement (defined below).

RECITALS

        1.     As of the date hereof, the Stockholder is the beneficial owner of the number of shares of Common Stock set forth opposite the name of the Stockholder on Annex A hereto (excluding shares of Common Stock deemed to be beneficially owned as a result of holding Options) (such shares on Annex A, together with any shares of Common Stock acquired by the Stockholder after the date hereof, whether as a result of the exercise of Options or otherwise, "Owned Common Shares");

        2.     Parent, Merger Sub, and the Company are simultaneously with the execution of this Agreement entering into an Agreement and Plan of Merger, dated as of the date of this Agreement (as it may be amended from time to time in accordance with its terms, the "Merger Agreement"), providing for, among other things, Merger Sub to commence a cash tender offer (the "Offer") to acquire all of the outstanding Shares of the Company, followed by the subsequent merger of Merger Sub with and into the Company, with the Company surviving the merger as a wholly owned subsidiary of Parent, in each case, on the terms and subject to the conditions set forth in the Merger Agreement;

        3.     As a condition to Parent's and Merger Sub's willingness to enter into and perform its obligations under the Merger Agreement, Parent and Merger Sub have required that the Stockholder agree, and the Stockholder has agreed, on the terms and subject to the conditions set forth herein, (i) to tender in the Offer (and not withdraw, unless a Superior Proposal has been made and is then pending) all of the Stockholder's Owned Common Shares, (ii) that, in the event that a vote of the Company's stockholders is required in furtherance of the Merger Agreement or the transactions contemplated thereby, including the Merger, the Stockholder will vote all of the Owned Common Shares (to the extent any Owned Common Shares are not purchased in the Offer and no Superior Proposal has been made and is then pending) in favor of the approval of the Merger and the adoption of the Merger Agreement and (iii) to take the other actions described in this Agreement; and

        4.     The Stockholder desires to express his support for the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger.

        NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration given to each party hereto, the receipt and adequacy of which are hereby acknowledged, the parties agree as follows:

        1.    Agreement to Tender and Vote; Irrevocable Proxy.

          1.1    Agreement to Tender.    The Stockholder agrees that, as promptly as practicable after the commencement of the Offer, and in any event no later than the fifth Business Day prior to the end of the Offer, the Stockholder shall irrevocably tender into the Offer all of the Owned Common Shares owned by the Stockholder, free and clear of all Liens. If the Stockholder acquires any Owned Common Shares after it has made such tender, then the Stockholder shall irrevocably tender into the Offer such additional Owned Common Shares within three Business Days after the date that the Stockholder shall acquire such additional Owned Shares. The Stockholder agrees that, once the Owned Common Shares are tendered into the Offer, the Stockholder shall not withdraw the tender of such Owned Common Shares unless the Offer shall have been terminated or shall have expired, in each case, prior to the Acceptance Date and in accordance with the terms of the Merger Agreement, or unless the Merger Agreement has been terminated. In the event that the Stockholder has the right to withdraw his tender as above provided, such withdrawal shall be effective automatically upon the delivery by the Stockholder of written notice of withdrawal to Parent, whereupon the term of this Agreement shall end.

          1.2    Agreement to Vote.    The Stockholder hereby agrees that, during the term of this Agreement, at any meeting of the stockholders of the Company, however called, or any adjournment or postponement of such meeting, the Stockholder shall be present (in person or by proxy) and vote (or cause to be voted) all of the Owned Common Shares (to the extent the Owned Common Shares are not purchased in the Offer):

            (a)   in favor of adoption of (1) the Merger Agreement and all the transactions contemplated by the Merger Agreement, including the Merger, and (2) any other matter that is required to facilitate the consummation of the transactions contemplated by the Merger Agreement and, in connection with the Merger Agreement, to execute any documents which are necessary or appropriate in order to effectuate the foregoing; and

            (b)   against (1) any Acquisition Proposal and any agreement or arrangement related to such Acquisition Proposal, and (2) any action or agreement that would impair the ability of Parent and the Merger Sub to complete the Offer or the Merger, or the ability of the Company to consummate the Merger, or that would otherwise be inconsistent with or prevent, impede or delay the consummation of the transactions contemplated by the Merger Agreement.

          1.3    Irrevocable Proxy.    The Stockholder hereby irrevocably grants to, and appoints, Parent and any designee of Parent and each of Parent's officers, as Stockholder's attorney, agent and proxy with full power of substitution and resubstitution, to the full extent of the Stockholder's voting rights with respect to the Owned Common Shares, to vote all the Owned Common Shares or grant a consent or approval, at any meeting of the stockholders of the Company and in any action by written consent of the stockholders of the Company, until the earlier of (a)(1) the Acceptance Date or (2) the Effective Time or (b) the date of termination of the Merger Agreement, on the matters described in Section 1.2 and in accordance therewith. THIS PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST SUFFICIENT IN LAW TO SUPPORT AN IRREVOCABLE PROXY AND, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, SHALL BE VALID AND BINDING ON ANY PERSON TO WHOM THE STOCKHOLDER MAY TRANSFER ANY OWNED COMMON SHARES. The Stockholder hereby revokes all other proxies and power of attorneys, with respect to all of the Owned Common Shares that may have heretofore been appointed or granted with respect to any matters covered by Section 1.2, and no subsequent proxy (whether revocable or irrevocable) or power of attorney shall be given by the Stockholder, except as required by any letter of transmittal in connection with the Offer. The Stockholder agrees to execute any further agreement or form reasonably necessary or appropriate to confirm and effectuate the grant of the proxy contained herein. Such proxy shall automatically terminate upon the valid termination of this Agreement in accordance with Section 5.1.

        2.    Representations and Warranties.    The Stockholder hereby represents and warrants to Parent and Merger Sub as follows:

          2.1    Power; Due Authorization; Binding Agreement.    The Stockholder has all requisite legal capacity, power and authority to execute and deliver this Agreement, to perform his obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by the Stockholder and constitutes a valid and binding agreement of the Stockholder, enforceable against the Stockholder in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors rights generally and equitable principles of general applicability.

          2.2    Ownership of Shares.    On the date of this Agreement, the Owned Common Shares set forth opposite the Stockholder's name on Annex A are owned beneficially by the Stockholder, free and clear of any Liens and consist of all of the Owned Common Shares owned beneficially by the Stockholder. As of the date of this Agreement, the Stockholder has sole voting and dispositive power with respect to the Owned Common Shares. As of immediately prior to the expiration of the Offer, the Stockholder will have sole voting and dispositive power with respect to the Owned Common Shares and will be entitled to dispose of the Owned Common Shares in accordance with the terms hereof.

          2.3    No Conflicts.    The execution and delivery of this Agreement by the Stockholder does not, and the performance of the terms of this Agreement by the Stockholder will not, (a) other than any filing required under Section 13(d) or Section 16 of the Exchange Act, require the Stockholder to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Stockholder or his properties and assets, (c) assuming the timely filing of such reports as may be required under Section 13(d) or Section 16 of the Exchange Act, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to the Stockholder or pursuant to which any of his properties or assets are bound or (d) violate any other agreement to which the Stockholder is a party, including, without limitation, any voting agreement, stockholders agreement, irrevocable proxy or voting trust. The Owned Common Shares are not, with respect to the voting or transfer of such Owned Common Shares, subject to any other agreement, including any voting agreement, stockholders agreement, irrevocable proxy or voting trust.

          2.4    Acknowledgment.    The Stockholder understands and acknowledges that each of Parent and Merger Sub is entering into the Merger Agreement in reliance upon the Stockholder's execution, delivery and performance of this Agreement.

        3.    Representations and Warranties of Parent and Merger Sub.    Each of Parent and Merger Sub hereby represents and warrants to the Stockholder as follows:

          3.1    Power; Due Authorization; Binding Agreement.    Parent and Merger Sub are each corporations duly organized, validly existing and in good standing under the laws of their respective jurisdictions of organization. Parent and Merger Sub have the requisite corporate power and authority to execute and deliver this Agreement, to perform their obligations under this Agreement, and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other proceedings on the part of Parent and Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and constitutes a valid and binding agreement of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws relating to or affecting the enforcement of creditors rights generally and equitable principles of general applicability.

          3.2    No Conflicts.    The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of the terms of this Agreement by Parent and Merger Sub will not, (a) other than any filing required under Section 13(d) or Section 16 of the Exchange Act, require Parent and Merger Sub to obtain the consent or approval of, or make any filing with or notification to, any Governmental Authority, (b) require the consent or approval of any other Person pursuant to any agreement, obligation or instrument binding on Parent and Merger Sub or its properties and assets, (c) assuming the timely filing of such reports as may be required under Section 13(d) or Section 16 of the Exchange Act, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Parent and Merger Sub or pursuant to which any of its or its Affiliates' respective assets are bound or (d) violate any other agreement to which Parent and Merger Sub or any of its Affiliates is a party.

        4.    Certain Covenants of the Stockholder.    The Stockholder hereby covenants and agrees with Parent and Merger Sub as follows:

          4.1    Restriction on Transfer.    From the date of this Agreement and until the termination of this Agreement in accordance with its terms, except for any action contemplated by Section 1, the Stockholder shall not, directly or indirectly: (i) sell, transfer, pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, or limitation on the voting rights of, any of the Owned Common Shares, provided that nothing in this Agreement shall prohibit the exercise by Stockholder of any Options to purchase shares of Common Stock; (ii) grant any proxies or powers of attorney, deposit any Owned Common Shares into a voting trust or enter into a voting agreement with respect to any Owned Common Shares; (iii) take any action that would cause any representation or warranty of the Stockholder contained herein to become untrue or incorrect or have the effect of preventing or disabling the Stockholder from performing his obligations under this Agreement; or (iv) commit or agree to take any of the foregoing actions.

          4.2    Additional Shares.    The Stockholder hereby agrees, during the term of this Agreement, promptly to notify Parent and Merger Sub of any new Owned Common Shares acquired by Stockholder, if any, after the execution of this Agreement. Any such shares shall be subject to the terms of this Agreement as though owned by the Stockholder on the date of this Agreement.

          4.3    No Solicitation.    From the date hereof until the Closing or the earlier termination of the Merger Agreement in accordance with its terms, the Stockholder shall not, other than as permitted in Section 6.4 of the Merger Agreement, directly or indirectly, (i) initiate, solicit or take any action to facilitate or encourage the submission of an Acquisition Proposal, (ii) enter into, engage or participate in any discussions or negotiations with any Person concerning an Acquisition Proposal or the making of an Acquisition Proposal, or (iii) furnish any information relating to the Company or any of its Subsidiaries to, afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, or otherwise cooperate with, assist, facilitate or encourage any effort by any Person in connection with an Acquisition Proposal or inquiries regarding an Acquisition Proposal or the making of an Acquisition Proposal.

          4.4    Stockholder Capacity.    The Stockholder is entering into this Agreement solely in his capacity as the beneficial owner of the Owned Common Shares and not in his capacity as a director or officer of the Company. Nothing herein shall limit or affect any actions taken by the Stockholder in his capacity as a director or officer of the Company.

          4.5    Dissenters' Rights.    The Stockholder agrees not to exercise, nor to cause the exercise of, any dissenters' right in respect of the Owned Common Shares which may arise with respect to the Merger.

          4.6    Documentation and Information.    The Stockholder (i) consents to and authorizes the publication and disclosure by Parent and Merger Sub of his identity and holding of the Owned Common Shares, and the nature of the Stockholder's commitments, arrangements and understandings under this Agreement, in any press release, the Offer Documents, or any other disclosure document required in connection with the Offer, the Merger and any transactions contemplated by the Merger Agreement, and (ii) agrees, as promptly as practicable, to give to Parent any information reasonably related to the foregoing it may reasonably require for the preparation of any such disclosure documents. The Stockholder agrees, as promptly as practicable, to notify Parent of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if and to the extent the Stockholder become aware that any shall have become false or misleading in any material respect.

          4.7    Further Assurances.    From time to time, at the request of Parent and Merger Sub and without further consideration, the Stockholder shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective the transactions contemplated by this Agreement.

        5.    Miscellaneous.

          5.1    Termination of this Agreement.    This Agreement shall terminate upon the earlier to occur of (i) the termination of the Merger Agreement in accordance with its terms and (ii) the Effective Time.

          5.2    Effect of Termination.    In the event of termination of this Agreement pursuant to Section 5.1, this Agreement shall become void and of no effect with no liability on the part of any party; provided, however, that no such termination shall relieve any party from any liability for any breach of this Agreement occurring prior to such termination.

          5.3    Entire Agreement.    This Agreement (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties or any of them with respect to the subject matter hereof, and (b) shall be binding upon the parties hereto and their successors and permitted assigns.

          5.4    Amendments.    This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

          5.5    Notices.    All notices and other communications hereunder shall be in writing and shall be delivered personally, mailed by certified mail (return receipt requested) or sent by overnight courier or by facsimile (upon confirmation of receipt) to the parties at the following addresses or at such other addresses as shall be specified by the parties by like notice:

          If to Parent or Merger Sub, to:

      Universal Hospital Services, Inc.
      7700 France Avenue South, Suite 275
      Edina, MN 55435-5228
      Attn:    Gary D. Blackford, Chairman and Chief Executive Officer with a copy to the General Counsel
      Facsimile:    952-893-3237

          With a required copy to:

      Dorsey & Whitney LLP
      50 S. Sixth Street, Suite 1500
      Minneapolis, MN 55402
      Attn:    Christopher J. Bellini, Esq.
      Facsimile:    612-340-2868

          If to the Stockholder, to:

      K. Dean Reade, Jr.
      399 East 72nd Street
      Apartment 7E
      New York, NY 10021

          With a required copy to:

      Otterbourg, Steindler, Houston & Rosen, P.C.
      230 Park Avenue
      New York, New York 10169
      Attention:    Arthur A. Katz, Esq.
      Facsimile No.:    212-682-6104

Notice so given shall, in the case of notice so given by personal delivery, certified mail or overnight courier, be deemed to be received when delivery is made to the address set forth in this Section 5.5 and, in the case of notice so given by facsimile to the facsimile address specified in this Section 5.5, on the date of actual transmission provided that an appropriate confirmation is received.

          5.6    Governing Law; Waiver of Jury Trial.

            (a)   This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Nevada, without giving effect to any Laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            (b)   Each of the parties hereto (i) consents to submit itself to the personal jurisdiction of any federal court located in the State of Nevada in the event any dispute arises out of this Agreement, the Offer, the Merger or any of the other Transactions, (ii) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (iii) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a federal court located in the State of Nevada.

            (c)   EACH OF THE PARTIES TO THIS AGREEMENT IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT.

          5.7    Specific Performance.    The parties each agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof, and that each party shall be entitled to seek specific performance of the terms hereof, without the necessity of posting any bond or of proving any damages, in addition to any other remedy at Law or equity.

          5.8    No Assignment.    This Agreement shall not be assigned by operation of Law or otherwise, provided that Parent or Merger Sub may assign its respective rights and obligations to any wholly owned, direct or indirect, subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder.

          5.9    Counterparts.    This Agreement may be executed in two or more counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

          5.10    Interpretation.

            (a)   The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term and vice versa, and words denoting either gender shall include both genders as the context requires. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

            (b)   The terms "hereof", "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

            (c)   When a reference is made in this Agreement to an Article, Section, paragraph, Exhibit or Schedule, such reference is to an Article, Section, paragraph, Exhibit or Schedule to this Agreement unless otherwise specified.

            (d)   The word "include", "includes", and "including" when used in this Agreement shall be deemed to be followed by the words "without limitation", unless otherwise specified.

            (e)   A reference to any party to this Agreement or any other agreement or document shall include such party's predecessors, successors and permitted assigns.

            (f)    Reference to any Law means such Law as amended, modified, codified, replaced or reenacted, and all rules and regulations promulgated thereunder.

            (g)   The parties hereto agree that they have been represented by counsel during the negotiation, drafting, preparation and execution of this Agreement and, therefore, waive the application of any Law or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

        IN WITNESS WHEREOF, Parent, Merger Sub and the Stockholder have caused this Agreement to be signed by their respective officers thereunto, duly authorized as of the date first written above.

PARENT:
UNIVERSAL HOSPITAL SERVICES, INC.
By:	/s/ GARY D. BLACKFORD Gary D. Blackford Chief Executive Officer
MERGER SUB:
SUNRISE MERGER SUB, INC.
By:	/s/ GARY D. BLACKFORD Gary D. Blackford Chief Executive Officer
STOCKHOLDER:
/s/ K. DEAN READE, JR. K. Dean Reade, Jr.

 Annex A

Name:	Owned Common Shares:
K. Dean Reade, Jr.	90,092

QuickLinks

  Exhibit 2.7
TENDER AND VOTING AGREEMENT
RECITALS
Annex A